EXHIBIT 99.1

Finish Line Announces Planned Retirement of E-Commerce President Don Courtney

Indianapolis, IN, April 11, 2011—Finish Line today announced that Don Courtney will retire as President, E-Commerce, following a transition period. Courtney will remain in his current role throughout the transition as the company conducts a search for his successor. He will continue to report to Finish Line President and Chief Merchandising Officer Sam Sato. The E-Commerce leadership team that reports to Courtney remains in place.

“E-commerce is a growing and vital part of our business,” said Finish Line Chairman and Chief Executive Officer Glenn Lyon. “Don led the development of our website from its inception and he and his team have innovated and helped e-commerce become one of the fastest-growing and important parts of our business. We are grateful to Don for the role he has played in our success throughout his 23 years with the company. We are confident that this transition will be an orderly one that keeps the growth of e-commerce on a fast track for Finish Line. This will be an increasingly important part of our business moving forward and we are committed to continuing to capitalize on the significant strengths we have online.”

“With a seasoned and talented e-commerce leadership team in place and clear momentum in aggressively growing our e-commerce business, this is a good time for me to retire knowing that Finish Line will continue on a rapid pace to realize the great potential of the e-commerce business going forward,” Courtney said.

Courtney joined Finish Line in 1988 as Director, Merchandise Information Systems (MIS) and Distribution. He was later promoted to Vice President. In 1997, he was named Senior Vice President, MIS and Distribution, and held that post until he was named Executive Vice President of Information Systems and Distribution, Chief Information Officer and Assistant Secretary of the company. Courtney was named to his current position in 2009.

About Finish Line
Finish Line is a premium retailer of athletic shoes, apparel and accessories. Headquartered in Indianapolis, Finish Line operates 664 stores in malls across the United States. More than 11,000 Finish Line sneakerologists help customers each day connect with their sport, their life and their style. Follow Finish Line on Twitter at Twitter.com/FinishLine and “like” Finish Line on Facebook at facebook.com/FinishLineUSA.

CONTACT:
ANNE ROMAN
317-613-6577
aroman@finishline.com